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                                                             EXHIBIT 11

                             The Centris Group, Inc.

                        Computation of Earnings Per Share

The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each of the quarters and six-month periods ended June 30 as follows:

                             (Dollars in Thousands)


                                                                   Quarter Ended           Six Months Ended
                                                                      June 30                   June 30
                                                                      -------                   -------
                                                                1997         1996         1997         1996
                                                                ----         ----         ----         ----
Net Income                                                     $3,748       $3,585       $7,408       $7,393
                                                               ======       ======       ======       ======


Weighted average shares outstanding during the period           5,960        5,851        5,961        5,837

Common stock equivalent shares                                    120          121          122          134
                                                               ------       ------       ------       ------

Common and common stock equivalent shares outstanding
for purposes of calculating income per share                    6,080        5,972        6,083        5,971

Incremental shares to reflect full dilution                        30           --           28           --
                                                               ------       ------       ------       ------

Total shares for purpose of calculating fully diluted
income per share                                                6,110        5,972        6,111        5,971
                                                                =====        =====        =====        =====

Net income per common and common
equivalent share                                                $0.62      $  0.60        $1.22       $ 1.24
                                                                =====      =======        =====       ======


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